Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747
www.timberlandbank.com

Timberland Bancorp EPS Increases 50% to $0.36 for First Fiscal Quarter of 2016
Increases Quarterly Dividend by 14%

HOQUIAM, WA – January 25, 2016 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $2.53 million, or $0.36 per diluted common share, for its first fiscal quarter ended December 31, 2015.  This compares to net income of $1.73 million, or $0.24 per diluted common share, for the quarter ended December 31, 2014.

Net income for the preceding quarter, ended September 30, 2015, was $2.96 million, or $0.42 per diluted common share.  Net income for the September quarter was increased by a $1.53 million negative loan loss provision (approximately $1.00 million after income taxes, or approximately $0.14 per diluted common share) that resulted from a significant improvement in asset quality and recoveries during that quarter.

Timberland’s Board of Directors also announced a 14% increase in the quarterly cash dividend to common shareholders to $0.08 per common share, payable on February 26, 2016 to shareholders of record on February 12, 2016.

“We continued our strong performance in the first quarter of fiscal 2016,” said Michael R. Sand, President and CEO.  “Solid loan and deposit growth contributed to higher revenues, an increased net interest margin and growing profitability.  Our balance sheet is positioned to benefit from rising interest rates which we believe is appropriate given the Federal Reserve’s decision last month to begin raising rates.  The timing of further rate increases is widely discussed but remains uncertain.  What is certain, however, are the final maturities of three Federal Home Loan Bank advances, scheduled to occur in December of 2016 and August and September of 2017.  The average rate of these advances is 4.10% and represented 49% of our funding costs in the quarter just ended.  When they mature, the elimination, or significant reduction, of this interest expense will have a positive impact on our already strong net interest margin.”

First Fiscal Quarter 2016 Highlights (at or for the period ended December 31, 2015, compared to December 31, 2014, or September 30, 2015):
  Earnings per diluted common share increased 50% to $0.36 from $0.24 for the comparable quarter one year ago;
  Return on average equity was 11.26% for the current quarter;
  Return on average assets was 1.22% for the current quarter;
  Operating revenue increased 16% to $10.23 million from $8.78 million for the comparable quarter one year ago;
  Net interest margin increased to 4.00% for the current quarter, which included the collection of $475,000 of non-accrual interest contributing approximately 25 basis points to the net interest margin;
  Non-performing assets decreased 32% year-over-year and decreased 9% from the prior quarter;
  Total delinquent and non-accrual loans decreased 57% year-over-year and decreased 24% from the prior quarter;
  Total deposits increased 13% year-over-year and increased 3% from the prior quarter;
  Net loans receivable increased 9% year-over-year and increased 3% from the prior quarter; and\
  Book and tangible book values per common share increased to $13.02 and $12.21, respectively, at December 31, 2015.

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

Operating Results

Operating revenue (net interest income before recapture of loan losses, plus non-interest income excluding gains or losses on the sale of investment securities and other than temporary impairment [“OTTI”] charges on investment securities) increased 5% to $10.23 million for the current quarter from $9.70 million for the preceding quarter and increased 16% from $8.78 million for the first fiscal quarter one year ago.

Net interest income increased 10% to $7.71 million for the first quarter of fiscal 2016, from $7.03 million for the preceding quarter and increased 15% from $6.70 million for the first fiscal quarter one year ago.  Net interest income improved in the current quarter primarily due to the increased level of average loans and average interest-earning assets and the collection of $475,000 of non-accrual interest.  The net interest margin for the current quarter improved to 4.00% from 3.76% for the preceding quarter and from 3.88% for the comparable quarter one year ago.  The $475,000 in non-accrual interest collected was related to the payoff of three non-accrual loans.  The net interest margin for the comparable quarter one year ago was increased by approximately seven basis points due to the collection of $125,000 in non-accrual interest during that quarter.

Non-interest income increased 19% to $2.52 million for the quarter ended December 31, 2015, from $2.12 million for the comparable quarter one year ago and decreased 5% from $2.66 million in the preceding quarter.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $118,000 decrease in gain on sale of loans and smaller decreases in several other categories. The decrease in gain on sale of loans was primarily due to a decrease in the dollar volume of fixed-rate one- to four-family loans sold during the current quarter.

Total operating (non-interest) expenses decreased 3% to $6.48 million for the first fiscal quarter from $6.69 million for the preceding quarter and increased 3% from $6.27 million for the like quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily due to decreases in the following expense line items: professional fees, loan administration and foreclosure, OREO and other repossessed assets, premises and equipment, advertising and FDIC insurance.  The decreases in professional fees and loan administration and foreclosure expenses were primarily due to the recovery of $80,000 in legal and foreclosure related expenses on three non-accrual loans that paid off during the quarter. These decreases were partially offset by an increase in salaries and employee benefit expense, which was primarily the result of annual salary adjustments and the hiring of addition lenders.

The provision for income taxes decreased $343,000 to $1.22 million for the quarter ended December 31, 2015, from $1.56 million for the preceding quarter.  The tax provision was higher for the prior quarter primarily due to higher income related to the recognition of a negative loan loss provision of $1.53 million during that quarter.  The effective tax rate was 32.6% for the current quarter compared to 34.6% for the quarter ended September 30, 2015.

Balance Sheet Management

Total assets increased $21.6 million, or 3%, to $837.4 million at December 31, 2015, from $815.8 million at September 30, 2015.  The increase was primarily due to an $18.5 million increase in net loans receivable, a $2.3 million increase in CDs held for investment and a $1.3 million increase in cash and cash equivalents.  The increase in total assets was funded primarily by an $18.9 million increase in total deposits.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities was 19.5% of total liabilities at December 31, 2015, compared to 19.6% at September 30, 2015, and 16.5% one year ago.

Net loans receivable increased $18.5 million, or 3%, to $625.8 million at December 31, 2015, from $607.3 million at September 30, 2015.  The increase was primarily due to a $7.1 million increase in commercial business loans, a $5.9 million increase in construction and land development loans, a $4.3 million increase in commercial real estate loans, a $1.6 million increase in consumer loans and a $5.9 million decrease in the undisbursed portion of construction loans in process.  These increases to net loans receivable were partially offset by a $4.3 million decrease in multi-family loans, a $1.2 million decrease in one- to-four family loans, and an $882,000 decrease in land loans.

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

LOAN PORTFOLIO
($ in thousands)	December 31, 2015		September 30, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family	$118,507	17%	$119,715	18%	$103,021	17%
Multi-family	47,980	7	52,322	8	45,423	7
Commercial	295,595	43	291,216	43	295,113	48
Construction and land
development	116,843	17	110,920	16	69,235	11
Land	25,258	4	26,140	4	28,633	5
Total mortgage loans	604,183	88	600,313	89	541,425	88

Consumer loans:
Home equity and second
mortgage	36,057	5	34,157	5	35,754	6
Other	4,387	1	4,669	1	4,453	1
Total consumer loans	40,444	6	38,826	6	40,207	7

Commercial business loans	40,886	6	33,763	5	32,957	5
Total loans	685,513	100%	672,902	100%	614,589	100%
Less:
Undisbursed portion of
construction loans in
process	(47,596)		(53,457)		(28,832)
Deferred loan origination
fees	(2,183)		(2,193)		(1,840)
Allowance for loan losses	(9,889)		(9,924)		(10,322)
Total loans receivable, net	$625,845		$607,328		$573,595

CONSTRUCTION AND LAND DEVELOPMENT LOAN COMPOSITION

	December 31, 2015		September 30, 2015		December 31, 2014
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$67,861	10%	$62,954	9%	$62,548	10%
Speculative one- to four-
family	6,199	1	6,668	1	2,287	--
Commercial real estate	22,213	3	20,728	3	1,560	--
Multi-family (including
condominium)	20,570	3	20,570	3	2,840	1
Land development	--	--	--	--	--	--
Total construction loans	$116,843	17%	$110,920	16%	$69,235	11%

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

Timberland originated $53.8 million in loans during the quarter ended December 31, 2015, compared to $66.0 million for the preceding quarter and $50.1 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended December 31, 2015, fixed-rate one- to four-family mortgage loans totaling $12.6 million were sold compared to $16.5 million for the preceding quarter and $8.2 million for the comparable quarter one year ago.

Timberland’s investment securities decreased slightly during the quarter to $9.2 million at December 31, 2015, from $9.3 million at September 30, 2015, primarily due to scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2015		September 30, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$142,279	20%	$141,388	21%	$105,941	17%
N.O.W. checking	186,003	27	180,628	27	161,762	26
Savings	110,475	16	110,315	16	98,260	16
Money market	99,061	14	84,026	12	88,727	14
Money market – brokered	7,153	1	8,450	1	401	--
Certificates of deposit under $100	83,618	12	84,824	12	94,222	15
Certificates of deposit $100 and over	65,984	9	66,085	10	65,480	11
Certificates of deposit – brokered	3,197	1	3,196	1	3,193	1
Total deposits	$697,770	100%	$678,912	100%	$617,986	100%

Total deposits increased $18.9 million, or 3%, to $697.8 million at December 31, 2015, from $678.9 million at September 30, 2015.  The increase was primarily due to a $13.7 million increase in money market account balances, a $5.3 million increase in N.O.W. checking account balances and an $891,000 increase in non-interest bearing account balances.  These increases were partially offset by a $1.3 million decrease in certificates of deposit account balances.

Shareholders’ Equity

Total shareholders’ equity increased $1.86 million to $91.05 million at December 31, 2015, from $89.19 million at September 30, 2015.  The increase in shareholders’ equity was primarily due to net income of $2.52 million for the quarter, which was partially offset by dividend payments of $839,000 to shareholders.  Book value per share increased to $13.02 and tangible book value per share increased to $12.21 at December 31, 2015.

Timberland did not repurchase any shares of its common stock during the quarter and had 287,893 shares remaining to be purchased on its existing stock repurchase plan at December 31, 2015.

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 15.17%, a Tier 1 leverage capital ratio of 10.56% and a tangible capital to tangible assets ratio of 10.27% at December 31, 2015.

There was no provision for loan losses made for the quarter ended December 31, 2015, compared to a $1.53 million recapture of loan losses (which added approximately $0.14 to diluted earnings per share) for the quarter ended September 30, 2015.  Net charge-offs for the current quarter were $35,000 compared to a net recovery of $982,000 for the quarter ended September 30, 2015 and net charge-offs of $105,000 for the quarter ended December 31, 2014.  The non-performing assets to total assets ratio improved to 1.63% at December 31, 2015 from 1.84% three months earlier and 2.68% one year ago.  The allowance for loan losses was 1.56% of loans receivable at December 31, 2015.

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 24% to $5.5 million at December 31, 2015, from $7.2 million at September 30, 2015 and decreased 57% from $12.8 million one year ago.  Non-accrual loans decreased 20% to $4.8 million at December 31, 2015, from $6.0 million at September 30, 2015 and decreased 55% from $10.8 million at December 31, 2014.

NON-ACCRUAL LOANS	December 31, 2015		September 30, 2015		December 31, 2014
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$2,694	17	$2,368	16	$4,296	20
Multi-family	--	--	760	1	--	--
Commercial	1,184	3	1,016	2	1,439	1
Construction	--	--	--	--	156	1
Land	546	4	1,558	5	4,357	6
Total mortgage loans	4,424	24	5,702	24	10,248	28

Consumer loans:
Home equity and second
mortgage	300	4	303	4	564	8
Other	34	1	35	1	--	--
Total consumer loans	334	5	338	5	564	8

Commercial business loans	73	1	--	--	--	--
Total loans	$4,831	30	$6,040	29	$10,812	36

Other real estate owned (“OREO”) and other repossessed assets decreased 7% to $7.7 million at December 31, 2015, from $8.2 million at December 31, 2014 and decreased 2% from $7.9 million at September 30, 2015.  At December 31, 2015, the OREO and other repossessed asset portfolio consisted of 31 individual real estate properties and one mobile home.  During the quarter ended December 31, 2015, three OREO properties totaling $170,000 were sold for a net loss of $3,000.

OREO and OTHER REPOSSESSED ASSETS	December 31, 2015		September 30, 2015		December 31, 2014
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$2,763	10	$2,868	11	$1,976	9
Multi-family	--	--	--	--	142	1
Commercial	1,449	3	1,568	3	2,190	4
Land	3,388	18	3,351	20	3,912	23
Mobile home	67	1	67	1	--	--
Total	$7,667	32	$7,854	35	$8,220	37

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities,

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2015	2015	2014
Interest and dividend income
Loans receivable	$8,429	$7,780	$7,509
Investment securities	69	70	65
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	22	10	7
Interest bearing deposits in banks	171	148	105
Total interest and dividend income	8,691	8,008	7,686

Interest expense
Deposits	504	508	509
FHLB advances	477	475	474
Total interest expense	981	983	983
Net interest income	7,710	7,025	6,703

Recapture of loan losses	--	(1,525)	--
Net interest income after recapture of loan losses	7,710	8,550	6,703

Non-interest income
OTTI on investment securities, net	--	(8)	--
Gain on sale of investment securities, net	--	--	45
Service charges on deposits	972	980	885
Gain on sale of loans, net	394	512	236
Bank owned life insurance (“BOLI”) net earnings	135	137	136
ATM and debit card interchange transaction fees	700	699	630
Other	317	342	191
Total non-interest income, net	2,518	2,662	2,123

Non-interest expense
Salaries and employee benefits	3,471	3,324	3,396
Premises and equipment	760	817	725
Advertising	205	249	188
OREO and other repossessed assets, net	244	301	76
ATM and debit card processing	322	292	338
Postage and courier	100	107	104
State and local taxes	132	135	118
Professional fees	130	223	176
FDIC insurance	107	144	160
Other insurance	32	33	37
Loan administration and foreclosure	29	62	43
Data processing and telecommunications	450	468	379
Deposit operations	172	197	175
Other	325	341	359
Total non-interest expense	6,479	6,693	6,274

(Statement continued on following page)

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2015	2015	2014
Income before income taxes	$3,749	$4,519	$2,552
Provision for income taxes	1,221	1,564	825
Net income	$2,528	$2,955	$1,727

Net income per common share:
Basic	$0.37	$0.43	$0.25
Diluted	0.36	0.42	0.24

Weighted average common shares outstanding:
Basic	6,869,726	6,896,941	6,891,952
Diluted	7,083,864	7,069,880	7,063,540

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2015	2015	2014
Assets
Cash and due from financial institutions	$ 12,481	$ 14,014	$ 12,583
Interest-bearing deposits in banks	81,119	78,275	57,772
Total cash and cash equivalents	93,600	92,289	70,355

Certificates of deposit (“CDs”) held for investment, at cost	50,865	48,611	37,997
Investment securities:
Held to maturity, at amortized cost	7,824	7,913	5,201
Available for sale, at fair value	1,362	1,392	1,494
FHLB stock	2,699	2,699	5,191

Loans receivable	634,430	614,201	582,722
Loans held for sale	1,304	3,051	1,195
Less: Allowance for loan losses	(9,889)	(9,924)	(10,322)
Net loans receivable	625,845	607,328	573,595

Premises and equipment, net	16,589	16,854	17,574
OREO and other repossessed assets, net	7,667	7,854	8,220
BOLI	18,306	18,170	17,769
Accrued interest receivable	2,234	2,170	1,967
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,475	1,478	1,549
Other assets	3,263	3,407	3,355
Total assets	$837,379	$815,815	$749,917

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$ 142,279	$ 141,388	$ 105,941
Deposits: Interest-bearing	555,491	537,524	512,045
Total deposits	697,770	678,912	617,986

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	3,558	2,716	2,664
Total liabilities	746,328	726,628	665,650

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,052,336 shares issued and outstanding – December 31, 2014 6,988,848 shares issued and outstanding – September 30, 2015 6,994,148 shares issued and outstanding – December 31, 2015	10,402	10,293	10,846
Unearned shares issued to Employee Stock Ownership Plan (“ESOP”)	(859)	(926)	(1,124)
Retained earnings	81,823	80,133	74,909
Accumulated other comprehensive loss	(315)	(313)	(364)
Total shareholders’ equity	91,051	89,187	84,267
Total liabilities and shareholders’ equity	$837,379	$815,815	$749,917

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2015	2015	2014

PERFORMANCE RATIOS:
Return on average assets (a)	1.22%	1.47%	0.92%
Return on average equity (a)	11.26%	13.47%	8.29%
Net interest margin (a)	4.00%	3.76%	3.88%
Efficiency ratio	63.35%	69.09%	71.09%

	Dec. 31,	Sept. 30,	Dec. 31,
	2015	2015	2014
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$4,831	$6,040	$10,812
Loans past due 90 days and still accruing	285	151	--
Non-performing investment securities	891	932	1,057
OREO and other repossessed assets	7,667	7,854	8,220
Total non-performing assets (b)	$13,674	$14,977	$20,089

Non-performing assets to total assets (b)	1.63%	1.84%	2.68%
Net charge-offs (recoveries) during quarter	$ 35	$ (982)	$ 105
Allowance for loan losses to non-accrual loans	205%	164%	95%
Allowance for loan losses to loans receivable (c)	1.56%	1.61%	1.77%
Troubled debt restructured loans on accrual status (d)	$7,971	$12,484	$12,337

CAPITAL RATIOS:
Tier 1 leverage capital	10.56%	10.64%	10.72%
Tier 1 risk-based capital	13.91%	13.91%	13.86%
Total risk-based capital	15.17%	15.16%	15.12%
Tangible capital to tangible assets (e)	10.27%	10.31%	10.56%

BOOK VALUES:
Book value per common share	$ 13.02	$ 12.76	$ 11.95
Tangible book value per common share (e)	12.21	11.95	11.15

__________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $1,229, $1,233 and $2,034 reported as non-accrual loans at December 31, 2015, September 30, 2015 and December 31, 2014, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q1 2016 Earnings
January 25, 2016

AVERAGE BALANCES, YIELDS AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the three months ended
	December 31, 2015		September 30, 2015		December 31, 2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans	$625,558	5.39%	$612,383	5.08%	$581,820	5.16%
Investment securities and FHLB stock	11,955	3.04%	12,062	2.63%	13,266	2.15%
Other interest-bearing assets	133,643	0.50%	123,129	0.48%	96,326	0.43%
Total interest-bearing assets	771,156	4.51%	747,574	4.28%	691,412	4.45%
Other assets	58,204		57,808		59,922
Total assets	$829,360		$805,382		$751,334

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$179,611	0.25%	$171,764	0.27%	$159,498	0.28%
Money market accounts	104,377	0.30%	101,204	0.31%	90,263	0.27%
Savings accounts	110,356	0.05%	107,250	0.05%	96,653	0.05%
Certificates of deposit accounts	153,866	0.76%	154,856	0.76%	163,016	0.79%
Total interest-bearing deposits	548,210	0.36%	535,074	0.38%	509,430	0.40%
FHLB advances	45,000	4.21%	45,000	4.19%	45,000	4.18%
Total interest-bearing liabilities	593,210	0.66%	580,074	0.67%	554,430	0.70%

Non-interest-bearing deposits	142,518		133,657		110,976
Other liabilities	3,788		3,883		2,629
Shareholders' equity	89,844		87,768		83,299
Total liabilities and shareholders' equity	$829,360		$805,382		$751,334

Interest rate spread		3.85%		3.61%		3.75%
Net interest margin (1)		4.00%		3.76%		3.88%
Average interest-bearing assets to
average interest-bearing liablilities	130.00%		128.88%		124.71%

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(1)Net interest margin = annualized net interest income /
average interest-bearing assets